Exhibit 2.1

Merger Agreement

Hanryu Bank Co., Ltd. (hereinafter referred to as “A”) and RnDeep Co., Ltd. (hereinafter referred to as “B”) shall conclude the emerge agreement as follows for the merger.

Article 1 (Merge Method) “A” shall merge “B,” and “B” shall be disorganized.

Article 2 (Total Number of Shares of Stocks to Issue) There shall not be change in the total number of shares of stock to be issued by the company from the merger.

Article 3 (New Shares at the Time of Merger and Distribution) Per-share stock of “A” owned by “A” at the time of the date of merger as indicated in the list of shareholders to be in the ratio of 11.86222667 (KRW 500 of face value), and there are 4,150,000 shares of new stock.

Name of Shareholder	Resident (Corporate) Registration Number	Type of New Stock	Share of New Stock (Share)
Hanryu Bank Co., Ltd.	110111-6894467	Ordinary shares	2,046,922
Hanryu Times Co., Ltd.	110111-7766029	Ordinary shares	1,894,302
Gyesuk Kim	640110-2406011	Ordinary shares	83,036
Haengsu Yeo	650301-1551032	Ordinary shares	42,704
Byungsu Kim	601111-1622415	Ordinary shares	83,036
	Total		4,150,000

Article 4 (Capital to Increase and the Total of Reserve) With the merger of “A” and “B,” the capital of “A” shall increase by LRW 2,075,000,000. However, reserve may change according to the capital of “B” as of the date of merger.

Article 5 (Succession of Asset and Liability) “B” shall hand over assets, liabilities, and other rights/obligations on the same date as of February 4, 2021, according to the list of assets, balance statement, and other current statement to “A,” and “A” shall take them over.

Article 5-2 (Succession of Private Loan) “A” shall succeed the bond with warrant from “B” on the date of merger and register them.

Article 6 (Date of Merger) Date of merger is May 31, 2021.

However, unless the procedure on the merger ends by the date above, the date may be extended upon negotiation among representatives between “A” and “B.”

Article 7 (Date of General Meeting of Shareholders for the Approval of Merger) “A” and “B” shall convene the general meeting of shareholders on February 4, 2021, approving this contract and resolving the matters needed for the merger. However, if needed according to the progress of merger, the date may be extended according to the negotiation between “A” and “B.”

Article 8 (Duty of Care) “A” and “B” shall proceed the work until the date of merger after concluding the contract with good faith principles, while operating all the properties.” In addition, “A” and “B” shall negotiate with each other to conduct behaviors influencing significantly the good faith principles as well as their assets to perform them.

Article 9 (Amount Distributed for the Merger) “A” shall not have any amount to distribute for the merger.

Article 10 (Duty of Care) “A” and “B” shall proceed the work until the date of merger after concluding the contract with good faith principles, while operating all the properties.” In addition, “A” and “B” shall negotiate with each other to conduct behaviors influencing significantly the good faith principles as well as their assets to perform them.

Article 11 (Take Over of Employees, etc.) “A” shall take over employees of “B” prior to the date of the merger, and “A” and “B” shall negotiate with each other for more details.

Article 12 (Directors and Audits) In spite of regulations in the Article 527, paragraph 4-1, in the Commercial Law, the term of directors and audits of “A” appointed prior to the merger shall be until the general meeting for the merger report or the end of the terms based on the initial appointment date unless otherwise appointing a party prior to the aforementioned date.

Article 13 (Changes or Termination of the Contract) If there are significant changes in the properties or management of “A” or “B” due to natural disaster or other causes until the date of merger after concluding this contract, “A” and “B” may negotiate with each other to change merger conditions or terminate this contract.

Article 14 (Payment of Merger Expenses) Expenses of the merger between “A” and “B” shall be born in negotiation between “A” and “B.”

Article 15 (Effectiveness of the Contract) This contract shall be effective when “A” and “B” obtain approval from the general meeting of shareholders. However, it becomes ineffective if failing to obtain approval from the related government office as determined by the laws if it is required to obtain approval from related government office for the merger.

In order to establish the contract, 2 copies of this contract shall be prepared and signed by the representative of “A” and “B” to keep 1 copy, respectively.

February 4, 2021

(A) Hanryu Bank Co., Ltd.

B-dong, Room 1702 at 397 Seochodae-ro, Seocho-gu, Seoul, Korea (Seocho-dong)

CEO: Munjung Kang

(B) RnDeep Co., Ltd.

10th floor at 58 Wangsipri-ro, Seongdong-gu, Seoul, Korea (Seongsu-dong 1-ga, Pohyu)

CEO: Munjung Kang